Exhibit 99.1

Avantair Inc. Secures $11.2 Million Private Placement of Preferred Stock

Clearwater, Florida (November 14, 2007) – Avantair Inc. (OTCBB: AAIR, AAIRU, AAIRW) (“Avantair”), the only publicly traded stand-alone fractional operator and the exclusive provider of fractional shares in the Avanti P.180 aircraft, today announced that it has closed on an initial private placement of 112,000 shares of its Series A Convertible Preferred Stock for an aggregate gross purchase price of $11.2 million. The Company plans to use the net proceeds from the private placement for working capital purposes to continue its growth momentum in the fractional share space.

Steven Santo, Chief Executive Officer of Avantair, commented, “This equity placement not only enhances the financial strength of the Company but allows us to continue to execute on our plans aimed at fueling long-term growth. In addition, this is a strong indication of the support and confidence investors have for the company. We continue to make progress on our strategic plan, specifically we are creating the critical mass necessary to help assure our success in growing the company and returning value to our shareholders.”

The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed today with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of Avantair with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly, (c) will be convertible into shares of Avantair’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by Avantair following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock.

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only standalone fractional operator. The company currently manages a fleet of 39 planes with another 46 Piaggio Avanti IIs on order. It also has announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. For more information about Avantair, please visit: www.avantair.com.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Contact:

Brandi Piacente

The Piacente Group

Tel: 212-481-2050

Email: brandi@thepiacentegroup.com

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